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                                                    CONTACT: GREGORY A. SPRECHER
FOR IMMEDIATE RELEASE                                      Senior Vice President
Tuesday, March 14, 2000                               Telephone:  (808) 532-4133

                           ML MACADAMIA ORCHARDS, L.P.
                          INCREASES DISTRIBUTION BY 25%
                        AND PURCHASES MACADAMIA ORCHARDS
                             AND FARMING OPERATIONS


         Honolulu, Hawaii -ML Macadamia Orchards, L.P. (NYSE: NUT) announced a 25% increase in the cash distribution to its limited partners to be effective to unitholders of record on March 31, 2000. A first quarter cash distribution of $0.125 per Class A Unit (an effective rate of $0.50 per year) was declared Friday, March 10, 2000, at a meeting of the Board of Directors of its general partner, ML Resources, Inc. for payment on May 15, 2000. This increase reflects the strong performance of the Partnership in 1999, which was 140% higher than in 1998. The Partnership has steadily increased its annual cash distributions from $.20 in 1996, to $.30 in 1997, $0.40 in 1999, and now $0.50 for 2000. This
distribution will be the 56th consecutive distribution paid since the Partnership's inception in 1986.

         The Partnership also announced that an agreement was reached to purchase additional macadamia orchards and the macadamia farming operations of Ka'u Agribusiness Company, Inc. ("KACI"). The Partnership will be acquiring 142 acres of mature macadamia orchards from KACI, located in the Ka'u region on the island of Hawaii. The purchase price for the macadamia orchards and farming operations is $9 million, and the anticipated annual cash benefits of the acquisition are approximately $1.6


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million. KACI currently performs all of the farming operations for the
Partnership's 4,027 acres and for approximately 2,750 additional acres owned by other growers. The Partnership will be acquiring all the assets necessary to farm these orchards and intends to retain the entire workforce and continue the same type of operation.

         The Board and management of the Partnership have investigated several alternative investment opportunities over the past two years to expand its operations and take advantage of its unique tax status. The Partnership stated that the purchase of the macadamia farming operations would generate additional revenues that were not tied directly to the price of macadamia nuts and would provide a savings by farming its own orchards. The transaction is expected to be completed in the second quarter this year. KACI is a wholly owned subsidiary of
C. Brewer and Company, Limited ("CBCL"). ML Resources, Inc., the Partnership's general partner, is also a subsidiary of CBCL.

         Management is grateful for the successful growth of the Partnership, even with recent droughts, as well as its success in increasing the cash distribution to unitholders three times over the last four years.

         This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include statements, among others, regarding the Partnership's success in operating the macadamia farming business that it is purchasing, which are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q, and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause


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actual results to differ from current expectations and the forward-looking statements contained in this press release.

         ML Macadamia Orchards, L.P. is the world's largest grower of macadamia nuts, owning or leasing 4,027 acres of orchards on the island of Hawaii, where macadamia yields are the highest in the world.

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